Paul
Hastings

Exhibit (12)

July 22, 2013	41610.00008

HighMark California Tax-Free Money Market Fund
 c/o HighMark Funds Administration
 350 California Street, Suite 1600
 San Francisco, California 94104

 California Daily Tax Free Income Fund, Inc.
 c/o Christine Manna
 Reich & Tang Asset Management, LLC
 1411 Broadway
 New York, New York 10018

Re:	Reorganization of the HighMark California Tax-Free Money Market Fund into the California Daily Tax Free Income Fund, Inc.

Ladies and Gentlemen:
We have acted as counsel to the California Daily Tax Free Income Fund, Inc. in connection with the reorganization of the HighMark California Tax-Free Money Market Fund (the “Target Fund”), a series of HighMark Funds, a Massachusetts business trust (the “Trust”) into the California Daily Tax Free Income Fund, Inc., a Maryland corporation (the “Acquiring Fund”) in accordance with an Agreement and Plan of Reorganization (the “Plan”) dated April 2, 2013, and the Form N-14 Registration Statement of the California Daily Tax Free Income Fund, Inc. (Registration No. 333-187926)(the “Registration Statement”) as filed with the Securities and Exchange Commission on April 15, 2013.  Pursuant to the Plan and in accordance with the Registration Statement, the reorganization (the “Reorganization”) will consist of (i) the transfer of all of the assets of the Target Fund to the Acquiring Fund in exchange solely for Class A shares and Class B shares of the Acquiring Fund (the “Acquiring Fund Shares”); (ii) the assumption by the Acquiring Fund of the Obligations of the Target Fund; (iii) the distribution, after the Closing Date, of the Acquiring Fund Shares to the shareholders of the Target Fund; and (iv) the termination, dissolution and complete liquidation of the Target Fund as provided in the Plan, all upon the terms and conditions set forth in the Plan.

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the California Daily Tax Free Income Fund, Inc. in connection with the Reorganization.  For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Plan;

(b)	the Registration Statement;

LEGAL_US_E # 103357758.2

Paul
Hastings

July 22, 2013

(c)
such other instruments and documents related to the formation, organization and operation of the Target Fund and the Acquiring Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)	the certificate attached to this opinion as Exhibit A (the “Certificate”).

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.
That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be on or prior to the Closing Date) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

2.
That all representations, warranties and statements made or agreed to by the Acquiring Fund,  the Target Fund, and the Trust, and their management, employees, officers, directors and shareholders thereof in connection with the Reorganization, including but not limited to those set forth in the Plan (including the exhibits) and the Certificates, are true and accurate at all relevant times; that all covenants contained in such documents are performed without waiver or breach of any material provision thereof; and that all individuals executing such documents, certificates, and instruments have the legal capacity to sign such documents on behalf of the respective fund.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

(a)
The Reorganization as described in Section 1 of the Plan will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Target Fund and the Acquiring Fund each will be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

(b)
Under Sections 361 and 357(a) of the Code, the Target Fund will not recognize gain or loss upon the transfer of its assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all liabilities of the Target Fund, or upon the distribution of the Acquiring Fund Shares by the Target Fund to its shareholders in liquidation, except for (A) any gain or loss that may be recognized on “section 1256 contracts” as defined in Section 1256(b) of the Code as a result of the closing of the tax year of the Target Fund, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized (1) as a result of the closing of the tax year of the Target Fund, (2) upon the termination of a position, or (3) upon the transfer of an asset regardless of whether such a transfer would otherwise be a nontaxable transaction.

(c)
Under Section 1032 of the Code, the Acquiring Fund will not recognize gain or loss upon the receipt of the assets of the Target Fund in exchange for the assumption by the Acquiring Fund of all the liabilities of the Target Fund and issuance of the Acquiring Fund Shares as contemplated in Section 1 of the Plan.

LEGAL_US_E # 103357758.2

Paul
Hastings

July 22, 2013

(d)
Under Section 362(b) of the Code, the Acquiring Fund’s tax basis in the assets of the Target Fund transferred to the Acquiring Fund in the Reorganization will be the same as Target Fund’s tax basis immediately prior to the transfer, increased by any gain or decreased by any loss required to be recognized as described in (b) above.

(e)
Under Section 1223(2) of the Code, Acquiring Fund’s holding period of each asset of the Target Fund transferred to the Acquiring Fund in the Reorganization, other than any asset with respect to which gain or loss is required to be recognized as described in (b) above, will include the period during which such asset was held or treated for federal income tax purposes as held by the Target Fund.

(f)	Under Section 354 of the Code, Target Fund shareholders will not recognize gain or loss upon the exchange of their Target Fund shares for Acquiring Fund Shares.

(g)
Under Section 358 of the Code, the aggregate tax basis of the Acquiring Fund Shares a Target Fund shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor.

(h)
Under Section 1223(1) of the Code, a Target Fund shareholder’s holding period for the Acquiring Fund Shares received in the Reorganization will include the shareholder’s holding period for the Target Fund shares exchanged therefor, provided that the shareholder held those Target Fund shares as capital assets on the date of the exchange.

(i)
The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

No opinion is expressed as to the effect of the Reorganization on (i) the Target Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, and (ii) any Target Fund Shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization.  We do not express any opinion concerning any laws of states or jurisdictions other than the federal law of the United States of America. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinion expressed herein under conflicts of laws principles or otherwise.  In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion may not be relied upon except by the Acquiring Fund and the Target Fund and their shareholders with respect to the consequences specifically discussed herein.

This opinion addresses only the tax consequences of the Reorganization expressly described above and, with respect to the shareholders of the Target Fund, does not address any tax consequence that might result to a shareholder in light of its particular circumstances.

LEGAL_US_E # 103357758.2

Paul
Hastings

July 22, 2013

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan or to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof.  To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion represents only our best judgment as to the federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts.  The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated.  No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein.  Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you for the purposes set forth in section 8.6 of the Plan and is solely for your benefit.  We consent to the filing of this opinion with and as part of the Registration Statement. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

As required by U.S. Treasury Regulations governing tax practice, you are hereby advised that any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code.  This tax advice was written to promote the marketing of the matters described herein.  You should consult your own tax adviser with respect to the advice and the potential investment.

Very truly yours,

/s/ Paul Hastings LLP

PAUL HASTINGS LLP

LEGAL_US_E # 103357758.2